PRIVATE ADVISORS ALTERNATIVE STRATEGIES FUND

51 Madison Avenue

New York, NY 10010

OFFER TO PURCHASE UP TO 2,710 SHARES OF BENEFICIAL INTEREST

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THE OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL FOR THE PRIVATE ADVISORS ALTERNATIVE STRATEGIES FUND. WE HAVE INCLUDED SECTION REFERENCES TO THE OFFER TO PURCHASE TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

The table below sets forth a number of important dates related to this tender offer. Please refer to this table as you read this document. Capitalized terms used, but not defined, in this table have the meanings given to them later in the Offer to Purchase.

Date	Name of Date	Definition
October 31, 2013*	Prior NAV Calculation Date	The last date before the commencement date for this Offer for which the Feeder Fund completed the calculation of its net asset value.

November 1, 2013 & December 2, 2013	Prior Two Admission Dates	The last two dates before the commencement date for this Offer as of which Shares were sold.

December 16, 2013	Commencement Date	The date as of which the Offer commenced.

January 16, 2014**, 11:59 p.m., Eastern Time	Initial Expiration Date	The date and time by which each Shareholder desiring to tender Shares for repurchase must provide proper notice to the Feeder Fund, and the date and time upon which Shareholders’ rights to withdraw tendered Shares expire.

January 16, 2014**, 11:59 p.m., Eastern Time	Expiration Date	The later to occur of the Initial Expiration Date and the latest date (if any) subsequently designated by the Feeder Fund, in any properly authorized extension of the Offer, by which Shareholders may tender their Shares; also the date and time upon which Shareholders’ rights to withdraw tendered Shares expire.

February 13, 2014**	Acceptance Deadline	Date by which the Feeder Fund must accept your Shares for payment, if not accepted earlier.

March 31, 2014**	Valuation Date	Date as of which the net asset value of Shares is calculated for purposes of determining the proceeds due to Shareholders whose Shares have been accepted for repurchase

May 15, 2014 ***	Anticipated Initial Payment Date	The last date by which approximately 90% of the amount required to be paid under the Repurchase Instrument received in this Offer is generally expected to be paid.
March 31, 2014	Fiscal Year-End Date	The last day of the fiscal year during which the Valuation Date occurs; any balance due under the Repurchase Instrument received in this Offer is due promptly after the completion of the Feeder Fund’s annual audit for this fiscal year.

May 31, 2014***	Anticipated Secondary Payment Date	On or about the date by which the balance due under the Repurchase Instrument received in this Offer is generally expected to be paid.

*	The value of your Shares will likely change between the time the Feeder Fund’s net asset value was most recently calculated (October 31, 2013) and the Valuation Date (March 31, 2014). The Feeder Fund calculates its net asset value as of the close of business on the last Business Day of each calendar month, and at such other times as the Board may determine, including in connection with repurchases of Shares. Shareholders desiring to obtain the Feeder Fund’s most recently calculated net asset value may contact the Feeder Fund’s at (888) 207-6176.
**	Subject to change in the event that the Feeder Fund properly authorizes an extension of time during which the Offer is pending.
***	Subject to change in the event that the Feeder Fund properly authorizes an extension of time during which the Offer is pending. In the event of such extension, Shareholders will be notified in writing by the Feeder Fund. The Initial Payment Date will be the later of (i) any Business Day that is within 45 days after the Valuation Date, or (ii) if the Master Fund has requested withdrawals of its capital from any Hedge Funds in order to fund the repurchase of Shares, within ten Business Days after the Master Fund has received at least 90% of the aggregate amount withdrawn from the Hedge Funds. The Board, in its sole discretion, may hold back any amount due in respect of the Repurchase Instrument and make payments in respect of the Repurchase Instrument in any number of installments. The second and final payment in respect of the Repurchase Instrument (‘‘Post-Audit Payment’’) is expected to be the difference, if any, of (i) the value of repurchased Shares, determined as of the Valuation Date and based upon the results of the annual audit of the Feeder Fund’s financial statements for which the year in which the Valuation Date occurs, and (ii) the Initial Payment. It is anticipated that the annual audit of the Feeder Fund’s financial statements will be completed within 60 days after the end of each fiscal year of the Feeder Fund and that the Post Audit Payment will be made promptly after completion of the audit. No interest will be paid on any amounts owed under the Repurchase Instrument.

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WHAT SECURITIES IS PRIVATE ADVISORS ALTERNATIVE STRATEGIES FUND OFFERING TO PURCHASE? Private Advisors Alternative Strategies Fund (“Feeder Fund”) is offering (“Offer”) to purchase up to 2,710 shares of beneficial interest (“Shares”). Shares subject to the Offer represent approximately 20% of the net asset value (“NAV”) of the Feeder Fund as of October 31, 2013 (approximately $2,968,461). For Shares (or portions thereof) tendered and accepted for repurchase, shareholders of the Feeder Fund (each a “Shareholder and collectively, “Shareholders”) will receive and be bound by the terms of a repurchase instrument (“Repurchase Instrument”), as set forth in the Feeder Fund’s Agreement and Declaration of Trust, as amended and restated as of April 4, 2012 (“Declaration of Trust”), entitling Shareholders to be paid an amount equal to the NAV per Shares accepted for repurchase determined as of March 31, 2014 (or a later date determined by the Feeder Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Repurchase Fee (defined below) due to the Feeder Fund in connection with the Offer and subject to the terms thereof. The Feeder Fund’s NAV on October 31, 2013, was $1,095.26 per Share. The Feeder Fund invests substantially all of its assets, net of reserves maintained for reasonably anticipated expenses, in Private Advisors Alternative Strategies Master Fund, a Delaware statutory trust (“Master Fund”). In order to finance the Offer, the Feeder Fund will need to redeem a portion of its shares from the Master Fund. In this regard, this Offer is being made at the same time as, and in parallel with, a corresponding offer by the Master Fund. The Master Fund is offering to purchase Master Fund shares in an amount up to 20% of the net assets of the Master Fund, calculated as of the Valuation Date, and each Master Fund share tendered for purchase will be purchased at the NAV per Master Fund share calculated as of such date. The Master Fund will conduct its repurchase offers, if any, to all of its investors, including the Feeder Fund, on the same terms, and this feature may affect the size of the Master Fund’s offer to repurchase shares, and its ability to repurchase Shares of the Feeder Fund.

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If, as part of the Master Fund’s corresponding offer to purchase Master Fund shares, the amount of shares properly tendered pursuant to the Master Fund’s offer and not withdrawn pursuant to the terms of the Master Fund’s offer is less than or equal to 20% of the Master Fund’s net assets (or such greater amount as the Master Fund may elect to purchase pursuant to the Master Fund’s offer), the Master Fund will, on the terms, and subject to the conditions, of the Master Fund’s offer, purchase all Master Fund shares so tendered unless the Master Fund elects to cancel or amend its offer or to postpone acceptance of tenders made pursuant to the terms of its offer. Similarly, the Feeder Fund will, on the terms, and subject to the conditions, of the Offer, purchase all of the Shares tendered pursuant to the Offer and not withdrawn unless the Feeder Fund correspondingly elects to cancel or amend the Offer or to postpone acceptance of tenders made pursuant to the Offer. If Master Fund shares in excess of 20% of the Master Fund’s net assets are duly tendered to the Master Fund before the expiration of its offer and not withdrawn as part of the Master Fund’s corresponding offer, the Master Fund will, in its sole discretion, either (a) accept the additional Master Fund shares permitted to be accepted pursuant to Rule 13e-4(f)(1) under the Securities Exchange Act of 1934, as amended; (b) extend the Master Fund’s offer, if necessary, and increase the number of Master Fund shares that the Master Fund is offering to repurchase to a number it believes sufficient to accommodate the excess Master Fund shares tendered as well as any shares tendered during the extended offer; or (c) accept Master Fund shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Master Fund shares. The Feeder Fund will take the same action with respect to this Offer as the Master Fund, in its discretion, takes with respect to the Master Fund’s corresponding offer.

In respect of each Shareholder, the Offer is conditioned upon the Shareholder tendering a minimum of $25,000 worth of Shares (or all of such Shareholder’s Shares if less), subject to the ability of the Board of Trustees of the Feeder Fund (“Board”) to permit a Shareholder to tender a lesser amount in its discretion. See Section 2 “Price; Number of Shares” and Section 6 “Certain Conditions of the Offer.”

•	HOW DO I TENDER MY SHARES? If you wish to tender your Shares and your respective Shares are registered in your name, you may send a properly completed and executed Letter of Transmittal and any additional documents required by the Letter of Transmittal to State Street Bank and Trust Company (“Administrator”), the Feeder Fund’s administrator. The Administrator must receive these documents prior to the scheduled expiration of the Offer (currently January 16, 2014 at 11:59 p.m., Eastern Time). See Section 3 “Procedure for Tendering Shares.”
•	HOW MUCH IS THE FEEDER FUND OFFERING TO PAY ME FOR MY SHARES? The Feeder Fund will pay you an amount per Share equal to the Feeder Fund’s per Share as of the Valuation Date. As of October 31, 2013, the Feeder Fund’s NAV was $1,095.26 per Share. The Feeder Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. The value of your Shares will likely change between the time the Feeder Fund’s NAV was most recently calculated (October 31, 2013) and the Valuation Date (March 31, 2014). The Feeder Fund calculates its NAV as of the close of business on the last Business Day of each calendar month, and at such other times as the Board may determine. Shareholders desiring to obtain the Feeder Fund’s most recently calculated NAV may contact the Feeder Fund at (888) 207-6176. See Section 2 “Price; Number of Shares.”

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•	HOW IS THE FEEDER FUND OFFERING TO PAY ME FOR MY SHARES? Each Shareholder whose Shares (or portion of them) have been accepted for repurchase will be bound by the terms of the Repurchase Instrument entitling the Shareholder to be paid an amount equal to the NAV of the Shares accepted for repurchase as of the Valuation Date and subject to the terms thereof. The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. Although the amounts required to be paid by the Feeder Fund under the Repurchase Instrument will generally be paid in cash, the Feeder Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Feeder Fund intends to make an in-kind payment only under the limited circumstance where the Feeder Fund receives an in-kind distribution from private investment funds or “hedge funds” (collectively, “Hedge Funds”) of transferable securities that the Feeder Fund cannot liquidate itself prior to making the distribution. See Section 2 “Price; Number of Shares” and Section 5 “Payment for Shares.”

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WHAT IS THE INTENDED SCHEDULE OF PAYMENTS FOR THE REPURCHASE INSTRUMENT? Payment in respect of the Repurchase Instrument will be made in two or more installments.

•   The initial payment in respect of the Repurchase Instrument (‘‘Initial Payment’’) is expected to consist of approximately 90% of the amount required to be paid under such Repurchase Instrument. The Initial Payment will be made as of the later of (i) any Business Day that is within 45 days after the Valuation Date for the repurchase, or (ii) if the Master Fund has requested withdrawals of its capital from any Hedge Funds in order to fund the repurchase of Shares, within ten Business Days after the Master Fund has received at least 90% of the aggregate amount withdrawn from the Hedge Funds. The Board, in its sole discretion, may hold back any amount due in respect of the Repurchase Instrument and make payments in respect of the Repurchase Instrument in any number of installments.

•   The second and final payment in respect of the Repurchase Instrument (‘‘Post-Audit Payment’’) is expected to be the difference, if any, of (i) the value of repurchased Shares, determined as of the Valuation Date and based upon the results of the annual audit of the Feeder Fund’s financial statements for which the year in which the Valuation Date occurs, and (ii) the Initial Payment. It is anticipated that the annual audit of the Feeder Fund’s financial statements will be completed within 60 days after the end of each fiscal year of the Feeder Fund and that the Post Audit Payment will be made promptly after completion of the audit. No interest will be paid on any amounts owed under the Repurchase Instrument. The Feeder Fund’s fiscal year in which this tender offer is taking place ends on March 31, 2014. The Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date. See Section 5 “Payment for Shares.”

•	WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES? A 5.0% “early repurchase fee” (“Repurchase Fee”) will be charged to any Shareholder that tenders its Shares to the Feeder Fund in connection with the Offer with a valuation date that is prior to the business day immediately preceding the one-year anniversary of the Shareholder’s purchase of the respective Shares. A “Business Day” means any day the New York Stock Exchange is open for business. The Repurchase Fee applies separately to each purchase of Shares made by a Shareholder. The valuation date for the Offer is March 31, 2014. The purpose of the Repurchase Fee is to, among other things, discourage short-term investments which are generally disruptive to the Feeder Fund’s investment program. Please note that, because certain of the Shares that are subject to this Offer have been outstanding for less than 12 months, the sale of Shares pursuant to this offer may be subject to the 5.0% “early repurchase fee,” which will reduce your proceeds by 5.0%. See Section 2 “Price; Number of Shares” and Section 5 “Payment for Shares.”

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•	WILL THERE BE ANY TAX CONSEQUENCES TO ME IF I TENDER MY SHARES? If your tendered Shares are accepted, it will be a taxable transaction either in the form of a “sale or exchange” or under certain circumstances as a “dividend.” You should consult your tax advisor regarding the tax consequences to you of tendering your Shares. See Section 10 “Certain Federal Income Tax Consequences.”

•	WHEN WILL THE OFFER EXPIRE? HOW WILL I KNOW IF THE OFFERING PERIOD IS EXTENDED OR IF THE OFFER IS TERMINATED? The Offer expires January 16, 2014, at 11:59 p.m., Eastern Time, unless the Feeder Fund makes a public announcement either extending or terminating the Offer. If the Feeder Fund extends the Offer period, the Feeder Fund’s public announcement will be made no later than 9:00 a.m. on the next Business Day after the previously scheduled expiration date. See Section 2 “Price; Number of Shares” and Section 11 “Extension of Tender Period; Termination; Amendments.”

•	MAY I WITHDRAW MY TENDERED SHARES? You may withdraw your tendered Shares at any time prior to the Expiration Date, which, unless extended, is currently January 16, 2014 at 11:59 p.m., Eastern Time. Additionally, if the Feeder Fund has not yet accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after February 13, 2014. To withdraw your tendered Shares, you should submit proper written notice to the Feeder Fund’s Administrator. See Section 4 “Withdrawal Rights.”

•	WHY IS THE FEEDER FUND MAKING THE OFFER TO PURCHASE SHARES? Shares are not currently listed on a stock exchange or similar market, and Shares are subject to substantial restrictions on transferability and resale and may not be transferred. As a result, the Board decided to provide liquidity for Shareholders by making the Offer. In determining whether the Feeder Fund should offer to repurchase Shares from Shareholders, the Board considered the recommendations of New York Life Investment Management LLC, the Feeder Fund’s investment manager (“New York Life Investments”), and Private Advisors LLC., the Feeder Fund’s investment subadvisor (“Private Advisors” and, together with New York Life Investments, “Advisors”) as to the timing of the Offer, as well as a variety of operational, business and economic factors. However, the Feeder Fund cannot assure you that you will be provided with sufficient liquidity, or that the Feeder Fund will make a similar tender offer in the future. Neither the Feeder Fund nor the Board makes any recommendation as to whether or not you should tender your Shares. See Section 1 “Purpose of the Offer.”

•	WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? In respect of each Shareholder, the Offer is conditioned upon a Shareholder tendering a minimum of $25,000 worth of Shares (or all of such Shareholder’s Shares if less), subject to the ability of the Board to permit a Shareholder to tender a lesser amount in its discretion. A Shareholder may tender all or some of its Shares. A Shareholder tendering only a portion of its Shares for repurchase will be required to continue to hold Shares with a value of at least $25,000 after giving effect to the repurchase, subject to the Board’s ability to permit a Shareholder to continue to hold Shares in a lesser amount in its discretion. If a Shareholder tenders an amount that would cause the value of its Shares in the Feeder Fund to fall below the required minimum, the Feeder Fund reserves the right to (i) reduce the amount to be repurchased from the Shareholder so the value of the Shareholder’s Shares is above the minimum, or (ii) repurchase all of the Shareholder’s Shares. Under certain circumstances, the Feeder Fund may terminate or amend the Offer or postpone the acceptance of its Shares for payment. See Section 6 “Certain Conditions of the Offer.”

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•	IF I DECIDE NOT TO TENDER MY SHARES, HOW WILL THE OFFER AFFECT MY SHARES? If you do not tender your Shares, you may be subject to certain risks resulting from the Feeder Fund reducing its assets to pay for repurchased Shares. These risks include increased volatility in the Feeder Fund’s NAV, higher expenses, increased illiquidity in the Feeder Fund’s portfolio and the potential inability of the Feeder Fund to offer to repurchase Shares in the future. See Section 7 “Certain Effects of the Offer.”

•	WHO SHOULD I CALL IF I NEED MORE INFORMATION? Questions and requests for assistance regarding the Offer may be directed to your financial advisor or other nominee, or to State Street Bank and Trust Company at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the applicable Letter of Transmittal should be directed to State Street Bank and Trust Company:

State Street Bank and Trust Company Attn: Private Advisors Alternative Strategies Fund Box 5493 Mail Code JHT 1651 Boston, MA 02206 (888) 207-6176

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PRIVATE ADVISORS ALTERNATIVE STRATEGIES FUND
51 Madison Avenue
New York, NY 10010

OFFER TO PURCHASE
2,710 SHARES OF BENEFICIAL INTEREST

THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 11:59 P.M.,
EASTERN TIME, ON JANUARY 16, 2014, UNLESS EXTENDED.

To the Shareholders of Private Advisors Alternative Strategies Fund:

Private Advisors Alternative Strategies Fund (“Feeder Fund”) is offering (“Offer”) to purchase up to 2,710 shares of beneficial interest (“Shares”). Shares subject to the Offer represent approximately 20% of the net asset value (“NAV”) of the Feeder Fund as of October 31, 2013 (approximately $2,968,461). For Shares (or portions thereof) tendered and accepted for repurchase, shareholders of the Feeder Fund (each a “Shareholder and collectively, “Shareholders”) will receive and be bound by the terms of a repurchase instrument (“Repurchase Instrument”) entitling Shareholders to be paid an amount equal to the NAV per Shares accepted for repurchase determined as of March 31, 2014 (or a later date determined by the Feeder Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Repurchase Fee (defined below) due to the Feeder Fund in connection with the Offer and subject to the terms thereof. The Feeder Fund’s NAV on October 31, 2013, was $1,095.26 per Share. The Feeder Fund invests substantially all of its assets, net of reserves maintained for reasonably anticipated expenses, in Private Advisors Alternative Strategies Master Fund, a Delaware statutory trust (“Master Fund”). In order to finance the Offer, the Feeder Fund will need to redeem a portion of its shares from the Master Fund. Similar to the Feeder Fund, shareholders in the Master Fund do not have the right to require the Master Fund to redeem its shares. In this regard, this Offer is being made at the same time as, and in parallel with, a corresponding offer by the Master Fund. The Master Fund is offering to purchase Master Fund shares in an amount up to 20% of the net assets of the Master Fund, calculated as of the Valuation Date, and each Master Fund share tendered for purchase will be purchased at the NAV per Master Fund share calculated as of such date. The Master Fund will conduct its repurchase offers, if any, to all of its investors, including the Feeder Fund, on the same terms, and this feature may affect the size of the Master Fund’s offer to repurchase shares, and its ability to repurchase Shares of the Feeder Fund.

Each Shareholder whose Shares (or portion of them) have been accepted for repurchase will be bound by the terms of the Repurchase Instrument, entitling the Shareholder to be paid an amount equal to the NAV of the Shares accepted for repurchase as of the Valuation Date and subject to the terms thereof. The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. Although the amounts required to be paid by the Feeder Fund under the Repurchase Instrument will generally be paid in cash, the Feeder Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. A 5.0% “early repurchase fee” (“Repurchase Fee”) will be charged to any Shareholder that tenders its Shares to the Feeder Fund in connection with the Offer with a valuation date that is prior to the Business Day immediately preceding the one-year anniversary of the Shareholder’s purchase of the respective Shares. The valuation date for the Offer is March 31, 2014. This Repurchase Fee applies separately to each purchase of Shares made by a Shareholder. A “Business Day” means any day the New York Stock Exchange is open for business.

The Offer expires January 16, 2014, at 11:59 p.m., Eastern Time, unless the Offer is extended upon the terms and conditions set forth in this Offer and the related Letter of Transmittal. If, as part of the Master Fund’s corresponding offer to purchase Master Fund shares, the amount of shares properly tendered pursuant to the Master Fund’s offer and not withdrawn pursuant to the terms of the Master Fund’s offer is less than or equal to 20% of the Master Fund’s net assets (or such greater amount as the Master Fund may elect to purchase pursuant to the Master Fund’s offer), the Master Fund will, on the terms, and subject to the conditions, of the Master Fund’s offer, purchase all Master Fund shares so tendered unless the Master Fund elects to cancel or amend its offer or to postpone acceptance of tenders made pursuant to the terms of its offer. Similarly, the Feeder Fund will, on the terms, and subject to the conditions, of the Offer, purchase all of the Shares tendered pursuant to the Offer and not withdrawn pursuant unless the Feeder Fund correspondingly elects to cancel or amend the Offer or to postpone acceptance of tenders made pursuant to the Offer. If Master Fund shares in excess of 20% of the Master Fund’s net assets are duly tendered to the Master Fund before the expiration of its offer and not withdrawn as part of the Master Fund’s corresponding offer, the Master Fund will, in its sole discretion, either (a) accept the additional Master Fund shares permitted to be accepted pursuant to Rule 13e-4(f)(1) under the Securities Exchange Act of 1934, as amended; (b) extend the Master Fund’s offer, if necessary, and increase the number of Master Fund shares that the Master Fund is offering to repurchase to a number it believes sufficient to accommodate the excess Master Fund shares tendered as well as any shares tendered during the extended offer; or (c) accept Master Fund shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Master Fund shares. The Feeder Fund will take the same action with respect to this Offer as the Master Fund, in its discretion, takes with respect to the Master Fund’s corresponding offer.

In respect of each Shareholder, the Offer is conditioned upon the Shareholder tendering a minimum of $25,000 worth of Shares (or all of such Share’s Shares if less), subject to the ability of the Board of Trustees of the Feeder Fund (“Board”) to permit a Shareholder to tender a lesser amount in its discretion.

Shares are not currently listed on a stock exchange or similar market, and Shares are subject to substantial restrictions on transferability and resale and may not be transferred. The value of your Shares will likely change between the time the Feeder Fund’s NAV was most recently calculated (October 31, 2013) and the Valuation Date (March 31, 2014). The Feeder Fund calculates its NAV as of the close of business on the last Business Day of each calendar month, and at such other times as the Board may determine. Shareholders desiring to obtain the Feeder Fund’s most recently calculated NAV may contact the Feeder Fund, at (888) 207-6176. See Section 2 “Price; Number of Shares.”

New York Life Investment Management LLC, the Feeder Fund’s investment manager (“New York Life Investments”), and Private Advisors LLC, the Feeder Fund’s investment subadvisor (“Private Advisors” and, together with New York Life Investments, “Advisors”) currently expect that they will generally recommend to the Board offer to repurchase Shares from Shareholders quarterly on the last Business Day of March, June, September and December. However, the Feeder Fund is not required to conduct tender offers and may be less likely to conduct tenders during periods of exceptional market conditions or when private investment funds or “hedge funds” in which the Master Fund invests suspend redemptions. The Feeder Fund will not at any time be required to make any such tender offer. The Feeder Fund cannot assure you that you will be provided with sufficient liquidity, or that the Feeder Fund will make a similar tender offer in the future. However, in the event that the Feeder Fund does not at least once during any twenty four consecutive month period beginning after January 1, 2013, offer to repurchase Shares tendered in accordance with such terms and conditions as the Board may determine in its sole discretion, the Board will be required to call a meeting of Shareholders for the purposes of considering whether to dissolve the Feeder Fund.

THE OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE FEEDER FUND AND IS CONDITIONED ON THE TENDER OF A MINIMUM OF $25,000 WORTH OF SHARES FROM EACH TENDERING SHAREHOLDER (OR ALL OF SUCH SHAREHOLDER’S SHARES IF LESS), SUBJECT TO THE ABILITY OF THE BOARD OF TRUSTEES TO PERMIT A SHAREHOLDER TO TENDER A LESSER AMOUNT IN ITS DISCRETION.

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IMPORTANT

If you desire to tender all or any portion of your Shares, you should complete and sign the Letter of Transmittal and mail or deliver it and any other required documents to State Street Bank and Trust Company (“Administrator”), the Feeder Fund’s administrator.

NEITHER THE FEEDER FUND NOR THE BOARD OF TRUSTEES OF THE FEEDER FUND MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES, AND IF SO, HOW MANY SHARES TO TENDER.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FEEDER FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FEEDER FUND. THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions and requests for assistance regarding the Offer may be directed to your financial advisor or other nominee, or to the Administrator at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Administrator:

State Street Bank and Trust Company
Attn: Private Advisors Alternative Strategies Fund

Box 5493

Mail Code JHT 1651

Boston, MA 02206
(888) 207-6176

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1. Purpose of the Offer.

Shares of Private Advisors Alternative Strategies Fund (“Feeder Fund”) are not listed on a stock exchange or similar market, although the Feeder Fund reserves the right to list its Shares on a stock exchange or similar market in the future. Shares of beneficial interests (“Shares”) of the Feeder Fund are subject to substantial restrictions on transferability and resale, and may not be transferred or resold except as permitted under the Feeder Fund’s Agreement and Declaration of Trust, as amended and restated on April 4, 2012 (“Declaration of Trust”). The Board of Trustees (“Board”) of the Feeder Fund has determined that it would be in the best interest of shareholders for the Feeder Fund (“Shareholders”) to provide limited liquidity to Shareholders. In determining whether the Feeder Fund should offer to repurchase Shares from Shareholders, the Board considered the recommendations of New York Life Investment Management LLC, the Feeder Fund’s investment manager (“New York Life Investments”), and Private Advisors LLC, the Feeder Fund’s investment subadvisor (“Private Advisors” and, together with New York Life Investments, “Advisors”) as to the timing of such an offer, as well as a variety of operational, business and economic factors. The Feeder Fund invests substantially all of its assets, net of reserves maintained for reasonably anticipated expenses, in Private Advisors Alternative Strategies Master Fund, a Delaware statutory trust (“Master Fund”). In order to finance the Offer, the Feeder Fund will need to redeem a portion of its shares from the Master Fund. Similar to the Feeder Fund, shareholders in the Master Fund do not have the right to require the Master Fund to redeem its shares. In this regard, this Offer is being made at the same time as, and in parallel with, a corresponding offer by the Master Fund. The Master Fund is offering to purchase Master Fund shares in an amount up to 20% of the net assets of the Master Fund, calculated as of the Valuation Date (defined below), and each Master Fund share tendered for purchase will be purchased at the NAV per Master Fund share calculated as of such date. The Master Fund will conduct its repurchase offers, if any, to all of its investors, including the Feeder Fund, on the same terms, and this feature may affect the size of the Master Fund’s offer to repurchase shares, and its ability to repurchase Shares of the Feeder Fund.

In determining whether to accept the Advisors’ recommendation to repurchase Shares, the Board considered the following factors, among others: (a) whether any Shareholders have requested to tender Shares to the Feeder Fund; (b) the liquidity of the Feeder Fund’s assets (including fees and costs associated with withdrawing from underlying private investment funds or “hedge funds” (collectively, “Hedge Funds”) in which the Master Fund invests); (c) the investment plans and working capital and reserve requirements of the Feeder Fund; (d) the history of the Feeder Fund in repurchasing Shares; (e) the availability of information as to the value of the Master Fund’s interests in Hedge Funds; (f) the conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs; (g) any anticipated tax or regulatory consequences to the Feeder Fund of any proposed repurchases of Shares; (h) that in the event that the Feeder Fund does not at least once during any twenty four consecutive month period beginning after January 1, 2013, offer to repurchase Shares tendered in accordance with such terms and conditions as the Board may determine in its sole discretion, the Board will be required to call a meeting of Shareholders for the purposes of considering whether to dissolve the Feeder Fund; and (i) the recommendations of the Advisors.

The Advisors currently expect that they will generally recommend to the Board that the Feeder Fund offer to repurchase Shares from Shareholders quarterly occurring on the last Business Day (as defined below) of March, June, September and December. Moreover, the Board expects that the Master Fund will repurchase shares on the same schedule as the Feeder Fund in order to permit the Feeder Fund to meet its obligations under any repurchase offers. However, there can be no assurance that the Master Fund will, in fact, decide to repurchase shares. The Feeder Fund cannot repurchase Shares having a value in excess of the corresponding repurchase offer made by the Master Fund. However, neither the Master Fund nor the Feeder Fund are required to conduct tender offers and may be less likely to conduct tenders during periods of exceptional market conditions or when Hedge Funds suspend redemptions. The Master Fund and the Feeder Fund will not at any time be required to make any such tender offers. The Feeder Fund cannot assure you that you will be provided with sufficient liquidity, or that the Feeder Fund will make a similar tender offer in the future. In the event that the Feeder Fund does not at least once during any twenty-four consecutive month period beginning after January 1, 2013, offer to repurchase Shares tendered in accordance with such terms and conditions as the Board may determine in its sole discretion, the Board will be required to call a meeting of Shareholders for the purposes of considering whether to dissolve the Feeder Fund. Neither the Feeder Fund nor the Board makes any recommendation as to whether or not you should tender your Shares.

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2. Price; Number of Shares.

The Feeder Fund will, upon the terms and subject to the conditions of this Offer to Purchase (“Offer”), repurchase up to 2,710 shares of beneficial interest (“Shares”), which are tendered and not withdrawn prior to 11:59 p.m., Eastern Time, on January 16, 2014 (such time and date being hereinafter called the “Initial Expiration Date”), unless it determines to accept none of them. Shares subject to the Offer represent approximately 20% of the net asset value (“NAV”) of the Feeder Fund as of October 31, 2013 (approximately $2,968,461). The Feeder Fund reserves the right to extend the Offer. See Section 11 “Extension of Tender Period; Termination; Amendments.” The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.” For Shares (or portions thereof) tendered and accepted for repurchase, shareholders of the Feeder Fund (each a “Shareholder and collectively, “Shareholders”) will receive and be bound by the terms of a repurchase instrument (“Repurchase Instrument”), entitling the Shareholder to be paid an amount equal to the NAV per Share accepted for repurchase determined as of March 31, 2014 (or a later date determined by the Feeder Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Repurchase Fee (defined below) due to the Feeder Fund in connection with the Offer and subject to the terms thereof. The Feeder Fund’s Offer is being made at the same time as, and in parallel with, a corresponding offer by the Master Fund, and the Master Fund is offering to purchase Master Fund shares in an amount up to 20% of the net assets of the Master Fund. Participation by the Feeder Fund (as a Master Fund shareholder) in the Master Fund’s offer is subject to the Master Fund’s 20% limitation.

The Feeder Fund’s NAV on October 31, 2013, was $1,095.26 per Share. The purchase price of the Shares will be their NAV per Share as of the Valuation Date. The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. Although the amounts required to be paid by the Feeder Fund under the Repurchase Instrument will generally be paid in cash, the Feeder Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Feeder Fund intends to make an in-kind payment only under the limited circumstance where the Feeder Fund receives an in-kind distribution from Hedge Funds of transferable securities that the Feeder Fund cannot liquidate itself prior to making the distribution. Please note that the Feeder Fund requires that each tendering Shareholder tender a minimum of $25,000 worth of Shares (or all of such Shareholder’s Shares if less), subject to the Board’s ability to permit a Shareholder to tender a lesser amount in its discretion.

A 5.0% “early repurchase fee” (“Repurchase Fee”) will be charged to any Shareholder that tenders its Shares to the Feeder Fund in connection with the Offer with a valuation date that is prior to the business day immediately preceding the one-year anniversary of the Shareholder’s purchase of the respective Shares. The valuation date for the Offer is March 31, 2014. The purpose of the Repurchase Fee is to, among other things, discourage short-term investments which are generally disruptive to the Feeder Fund’s investment program. A “Business Day” means any day other the New York Stock Exchange is open for business.

If, as part of the Master Fund’s corresponding offer to purchase Master Fund shares, the amount of Shares properly tendered pursuant to the Master Fund’s offer and not withdrawn pursuant to the terms of the Master Fund’s offer is less than or equal to 20% of the Master Fund’s net assets (or such greater amount as the Master Fund may elect to purchase pursuant to the Master Fund’s offer), the Master Fund will, on the terms, and subject to the conditions, of the Master Fund’s offer, purchase all Master Fund shares so tendered unless the Master Fund elects to cancel or amend its offer or to postpone acceptance of tenders made pursuant to the terms of its offer. Similarly, the Feeder Fund will, on the terms, and subject to the conditions, of the Offer, purchase all of the Shares tendered pursuant to the Offer and not withdrawn pursuant unless the Feeder Fund correspondingly elects to cancel or amend the Offer or to postpone acceptance of tenders made pursuant to the Offer. If Master Fund shares in excess of 20% of the Master Fund’s net assets are duly tendered to the Master Fund before the expiration of its offer and not withdrawn as part of the Master Fund’s corresponding offer, the Master Fund will, in its sole discretion, either (a) accept the additional Master Fund shares permitted to be accepted pursuant to Rule 13e-4(f)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); (b) extend the Master Fund’s offer, if necessary, and increase the number of Master Fund shares that the Master Fund is offering to repurchase to a number it believes sufficient to accommodate the excess Master Fund shares tendered as well as any shares tendered during the extended offer; or (c) accept Master Fund shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Master Fund shares. The Feeder Fund will take the same action with respect to this Offer as the Master Fund, in its discretion, takes with respect to the Master Fund’s corresponding offer. As of October 31, 2013, there were approximately 13,551 Shares issued and outstanding and there were 49 holders of record of Shares. The Feeder Fund has been informed that no Trustee or officer of the Fund intends to tender any Shares pursuant to the Offer. However, the Fund has been informed that NYLIM Holdings LLC, an affiliate of the Advisors, may tender a portion of its shares in the Master Fund that were purchased as part of its seed investment in the Master Fund.

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Shares are not currently listed on a stock exchange or similar market, and Shares are subject to substantial restrictions on transferability and resale and may not be transferred. The value of your Shares will likely change between the time the Feeder Fund’s NAV was most recently calculated (October 31, 2013) and the Valuation Date (March 31, 2014). The Feeder Fund calculates its NAV as of the close of business on the last Business Day of each calendar month, and at such other times as the Board may determine. Shareholders desiring to obtain the Feeder Fund’s most recently calculated NAV may contact the Feeder Fund, at (888) 207-6176.

3. Procedure for Tendering Shares

Shareholders wishing to tender Shares pursuant to the Offer must complete and execute the Letter of Transmittal and send it to the Feeder Fund’s administrator, State Street Bank and Trust Company (“Administrator”) either by (i) mail at: Attention: Private Advisors Alternative Strategies Fund, Box 5493, Mail Code JHT 1651, Boston, MA 02206; or (ii) fax to (617) 956-0437 Attention: Private Advisors Alternative Strategies Fund, prior to 11:59 p.m., Eastern Time, on the Expiration Date. The Feeder Fund recommends that all documents be submitted by certified mail, return receipt requested, or by fax. A Shareholder choosing to fax a Letter of Transmittal must also mail the original completed and executed Letter of Transmittal promptly thereafter.

Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the Administrator at (888) 207-6176. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares, including, but not limited to, the failure to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Feeder Fund, in its sole discretion, and its determination shall be final and binding. The Feeder Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of, or payment for, which would, in the opinion of counsel for the Feeder Fund, be unlawful. The Feeder Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Feeder Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Feeder Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Feeder Fund, the Board, the Advisors, or any of their agents is obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

4. Withdrawal Rights.

Any Shareholder tendering Shares pursuant to this Offer may withdraw tendered Shares at any time before the Expiration Date or, if the Feeder Fund has not yet accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after February 13, 2014. To be effective, any notice of withdrawal must be timely received at the address or fax number shown above. A form to use to give notice of withdrawal is enclosed with the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Feeder Fund, in its sole discretion, and such determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by following the procedures for tenders described above.

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5. Payment for Shares.

For purposes of the Offer, immediately after the Expiration Date, each Shareholder whose Shares (or portion of them) have been accepted for repurchase will be bound by the terms of the Repurchase Instrument entitling the Shareholder to be paid an amount equal to the value of the Shares repurchased, determined as of the Valuation Date for Shares accepted for repurchase and subject to the terms thereof. The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. A Shareholder who becomes bound by the terms of a Repurchase Instrument (“Payee”) shall retain all rights, with respect to Shares accepted for repurchase, to inspect the books and records of the Feeder Fund and to receive financial and other reports relating to the Feeder Fund until the date upon which the Repurchase Instrument is paid in full. Except as otherwise provided in the Repurchase Instrument, such Payee shall have no other rights (including, without limitation, any voting rights) under the Declaration of Trust. For purposes of calculating the value of the Shares to be repurchased as of the Valuation Date, the amount payable to the Payee will take into account and include all Feeder Fund gains, losses and expenses until the Valuation Date. If the Feeder Fund is liquidated or dissolved prior to the original Valuation Date, the Valuation Date shall become the date on which the Feeder Fund is liquidated or dissolved and the value of the Shares accepted for repurchase will be calculated in accordance with the foregoing sentence.

Payment in respect of the Repurchase Instrument will be made in two or more installments.

•	The initial payment in respect of the Repurchase Instrument (‘‘Initial Payment’’) is expected to consist of approximately 90% of the amount required to be paid under such Repurchase Instrument. The Initial Payment will be made as of the later of (i) any Business Day that is within 45 days after the Valuation Date for the repurchase, or (ii) if the Master Fund has requested withdrawals of its capital from any Hedge Funds in order to fund the repurchase of Shares, within ten Business Days after the Master Fund has received at least 90% of the aggregate amount withdrawn from the Hedge Funds. The Board, in its sole discretion, may hold back any amount due in respect of the Repurchase Instrument and make payments in respect of the Repurchase Instrument in any number of installments.

•	The second and final payment in respect of the Repurchase Instrument (‘‘Post-Audit Payment’’) is expected to be the difference, if any, of (i) the value of repurchased Shares, determined as of the Valuation Date and based upon the results of the annual audit of the Feeder Fund’s financial statements for which the year in which the Valuation Date occurs, and (ii) the Initial Payment. It is anticipated that the annual audit of the Feeder Fund’s financial statements will be completed within 60 days after the end of each fiscal year of the Feeder Fund and that the Post Audit Payment will be made promptly after completion of the audit. No interest will be paid on any amounts owed under the Repurchase Instrument. The Feeder Fund’s fiscal year in which this tender offer is taking place ends on March 31, 2014. The Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date.

Although the amounts required to be paid by the Feeder Fund under the Repurchase Instrument will generally be paid in cash, the Feeder Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Feeder Fund intends to make an in-kind payment only under the limited circumstance where the Feeder Fund receives an in-kind distribution from Hedge Funds of transferable securities that the Feeder Fund cannot liquidate itself prior to making the distribution.

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Marketable securities may be used to satisfy an in-kind distribution, which will be valued in accordance with the Feeder Fund’s valuation policies and procedures and will be distributed to all tendering Shareholders on a proportionate basis. If, however, payments are made in kind to a tendering Shareholder, such Shareholder may incur tax liability and brokerage costs in converting such securities to cash. The Feeder Fund does not impose any charges in connection with repurchases of Shares (except for the Repurchase Fee described above).

If modification of the Feeder Fund’s repurchase procedures as described above is deemed necessary to comply with regulatory requirements or otherwise advisable, the Board will to the extent practicable adopt revised procedures reasonably designed to provide Shareholders substantially the same liquidity for Shares as would be available under the procedures described above.

The Feeder Fund requires that each tendering Shareholder tender a minimum of $25,000 worth of Shares (or all of such Shareholder’s Shares if less), subject to the Board’s ability to permit a Shareholder to tender a lesser amount in its discretion. A Shareholder tendering only a portion of its Shares for repurchase will be required to continue to hold Shares with a value of at least $25,000 after giving effect to the repurchase, subject to the Board’s ability to permit a Shareholder to continue to hold Shares in a lesser amount in its discretion. If a Shareholder tenders an amount that would cause the value of its Shares in the Feeder Fund to fall below the required minimum, the Feeder Fund reserves the right to reduce the amount to be repurchased from the Shareholder so the value of the Shareholder’s Shares is above the minimum or to repurchase all of the Shareholder’s Shares.

6. Certain Conditions of the Offer.

The Feeder Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. If the Feeder Fund elects to extend the tender period, the Valuation Date may occur after March 31, 2014 and in that case, for purposes of determining the purchase price for tendered Shares, the NAV of such Shares will be determined approximately one month after the actual Valuation Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Feeder Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If the Feeder Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

Please note that just as you have the opportunity to withdraw shares that you have tendered under certain circumstances, the Feeder Fund has the right to cancel, amend or postpone the Offer at any time before accepting tendered Shares. The Feeder Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Feeder Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Feeder Fund’s investment objectives and strategies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the Board’s judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Feeder Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Feeder Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Feeder Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Feeder Fund, (vi) material decrease in the estimated NAV of the Feeder Fund from the estimated NAV of the Feeder Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Feeder Fund or its Shareholders if Shares tendered pursuant to the Offer were purchased; or (c) the Board determines that it is not in the best interest of the Feeder Fund to purchase Shares pursuant to the Offer. However, there can be no assurance that the Feeder Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

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7. Certain Effects of the Offer.

The repurchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Feeder Fund of Shareholders who do not tender their Shares. If you retain your Shares, you will be subject to any increased risks that may result from the reduction in the Feeder Fund’s aggregate assets resulting from payment for the Shares. (Similar risks apply to the Master Fund with respect to the Master Fund’s corresponding offer, including, for example, the potential for greater volatility in the Master Fund’s NAV due to decreased diversification and higher expenses, increased illiquidity in the Master Fund’s portfolio and the potential inability of the Master Fund to offer to repurchase its shares in the future.) A reduction in the aggregate assets of the Feeder Fund may result in Shares that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Feeder Fund are relatively fixed and may not decrease if assets decline. Shares that are tendered to the Feeder Fund in connection with the Offer and accepted for repurchase will be retired, although the Feeder Fund may issue Shares from time to time in accordance with the Declaration of Trust. The Feeder Fund currently expects that Shares will be offered for purchase on the first Business Day of each month or at such other times as determined in the discretion of the Board.

There will be a substantial period of time between the date as of which Shareholders must accept the Feeder Fund’s offer to repurchase their Shares (the Expiration Date) and the date such Shareholders can expect to receive cash payment for their Shares from the Feeder Fund. During this period investors will be subject to the risk that the Feeder Fund becomes unable to meet its obligations. Shareholders whose Shares are accepted for repurchase bear the risk that the Feeder Fund’s NAV may fluctuate significantly between the time that they accept the Feeder Fund’s offer to repurchase its Shares (the Expiration Date) and the date as of which such Shares are valued for purposes of such repurchase (the Valuation Date). Shareholders will have to decide whether to accept the Feeder Fund’s offer to repurchase its Shares without the benefit of having current information regarding the value of the Shares on a date proximate to the Valuation Date – i.e., date on which the Shares are valued by the Feeder Fund for purposes of effecting such repurchases. The Feeder Fund calculates its NAV as of the close of business on the last Business Day of each calendar month, and at such other times as the Board may determine. Shareholders desiring to obtain the Feeder Fund’s most recently calculated NAV value may contact the Feeder Fund at (888) 207-6176. Payment for repurchased Shares may require the Master Fund to liquidate its holdings earlier than Private Advisors would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase the Master Fund’s investment-related expenses. Liquidation of Hedge Fund holdings to fund repurchases of its shares also may result in the Master Fund incurring redemption, withdrawal or similar fees charged by one or more Hedge Funds, which will affect the performance of the Master Fund, and in turn the performance of the Feeder Fund. Such liquidations may also affect the ability of the Master Fund and the Feeder Fund to conduct future tender offers, and increase the illiquidity of the Master Fund’s portfolio.

Additionally, Shareholders who receive in-kind payment in respect of their accepted tenders will, after the Valuation Date, remain subject to the risk of fluctuation of the value of such assets received in-kind and, to the extent such assets are Hedge Funds, to the fees and expenses of each such Hedge Fund.

8. Source and Amount of Funds.

The price to be paid by the Feeder Fund for Shares tendered in the Offer and accepted for repurchase will equal their NAV as of the Valuation Date less any Repurchase Fee. Based on the Feeder Fund’s NAV on October 31, 2013, the aggregate purchase price if all 2,710 Shares subject to the Offer are tendered and accepted for payment pursuant to the Offer will be approximately $2,968,461. The actual purchase price may be higher or lower depending on the Feeder Fund’s NAV on the Valuation Date. The Feeder Fund anticipates that the repurchase price for any of its Shares acquired pursuant to the Offer, which is being made at the same time as, and in parallel with, a corresponding offer by the Master Fund, whose own offer is not to exceed 20% of the net assets of the Master Fund (unless the Master Fund elects to purchase a greater amount), may be derived by the Feeder Fund from the following sources: (i) cash on hand; (ii) the proceeds from the sale of cash equivalents held by the Feeder Fund, and/or (iii) withdrawals of its capital from the Master Fund. There are no material conditions to the financing of the transaction. There are currently no alternative financing plans or arrangements for the transaction. None of the Feeder Fund, the Advisors or the Board or any person controlling the Feeder Fund has determined at this time to borrow funds to purchase Shares tendered and accepted for repurchase in connection with the Offer.

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9. Certain Information About the Feeder Fund.

The Feeder Fund is organized as a Delaware statutory trust and is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”). The Feeder Fund is a “feeder” fund within what is known in the investment company industry as a “master-feeder” structure. Within this structure the Feeder Fund invests substantially all of its assets, net of reserves maintained for reasonably anticipated expenses, in the Master Fund. The Feeder Fund’s principal office is located at 51 Madison Avenue, New York, NY 10010.

The Feeder Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Shares (other than the Feeder Fund’s intention to accept purchases for Shares from time to time in the discretion of the Feeder Fund) or the disposition of Shares (except for periodic discretionary solicitations of tender offers); (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Feeder Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Feeder Fund; (d) any change in the identity of the investment manager, subadvisor, members of the Board or in the management of the Feeder Fund including, but not limited to, any plans or proposals to change the number or the term of the members of the Board, to change any material term of the investment advisory arrangements with the Advisors; (e) a sale or transfer of a material amount of assets of the Feeder Fund (other than as the Board determine may be necessary or appropriate to fund any portion of the purchase price for Shares acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Feeder Fund); (f) any other material change in the Feeder Fund’s structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended (“1940 Act”); or (g) any changes in the Feeder Fund’s registration statement or other actions that may impede the acquisition of control of the Feeder Fund by any person. Other than subscriptions for Shares in the ordinary course of business, there have been no transactions involving the Shares that were effected during the past 60 business days by the Feeder Fund, the Advisors, any member of the Board, by any person controlling the Feeder Fund or the Advisors.

10. Certain Federal Income Tax Consequences.

The following discussion is a general summary of the Federal income tax consequences of a sale of Shares pursuant to the Offer. You should consult your own tax advisor for a complete description of the tax consequences to you of a sale of Shares pursuant to the Offer.

The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend”. In general, the transaction should be treated as a sale or exchange of a Shareholder’s Shares under Section 302 of the Internal Revenue Code (“Code”), if the receipt of cash (a) is “substantially disproportionate” with respect to the Shareholder, (b) results in a “complete redemption” of the Shareholder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the Shareholder. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in the Shareholder’s proportionate interest in the Feeder Fund after all Shares are tendered and where the Shareholder owns less than 50% of the voting power of all classes entitled to vote. A “complete redemption” of a Shareholder’s interest generally requires that all Shares of the Feeder Fund owned by such Shareholder be disposed of. A distribution “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in the Shareholder’s proportionate interest in the Feeder Fund, which should result if the Shareholder has a minimal interest in the Feeder Fund, exercises no control over Feeder Fund affairs and suffers a reduction in his proportionate interest in the Feeder Fund. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account.

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If the sale of your Shares meets any of these three tests for “sale or exchange” treatment, you will recognize gain or loss equal to the difference between the amount of cash and the fair market value of other property received pursuant to the Offer and the adjusted tax basis of the Shares sold. Such gain or loss will be a capital gain or loss if the relevant Shares sold have been held by you as a capital asset. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. Any loss upon the sale or exchange of Shares held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends received (including undistributed capital gains deemed received) by the Shareholder. The deductibility of capital losses is subject to statutory limitations.

If none of the Code Section 302 tests described above is met, you may be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Feeder Fund has sufficient earnings and profits to support a dividend and (ii) your tax basis in the relevant Shares. The tax basis in the Shares tendered to the Feeder Fund, to the extent remaining after any return of capital distribution with respect to those Shares, will be transferred to any remaining Shares held by you.

Accordingly, the differentiation between “dividend” and “sale or exchange” treatment can be important with respect to the amount and character of income that tendering Shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remain the same for corporate shareholders, the top income tax rate applicable to ordinary income dividends of the Feeder Fund paid to non-corporate shareholders currently exceeds the maximum tax rate applicable to long-term capital gains of non-corporate shareholders.

The gross proceeds paid to a Shareholder or other payee pursuant to the Offer may be subject to a backup withholding tax unless either: (a) the Shareholder has provided the Shareholder’s taxpayer identification number/social security number, and certifies under penalty of perjury: (i) that such number is correct, and (ii) either that (A) the Shareholder is exempt from backup withholding, (B) the Shareholder is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the Internal Revenue Service (“IRS”) has notified the Shareholder that the Shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law and Treasury regulations. Foreign Shareholders may be required to provide the Administrator with a completed Form W-8BEN, available from the Administrator, in order to avoid backup withholding on the gross proceeds received pursuant to the Offer. Any amounts withheld as backup withholding tax may be credited or refunded against a Shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Unless a reduced rate of withholding or a withholding exemption is available under the Code or applicable tax treaty, a Shareholder who is a nonresident alien or a foreign entity may be subject to a 30% United States withholding tax on the gross proceeds received by such Shareholder, if the proceeds are treated as a “dividend” under the rules described above. A foreign Shareholder will generally not be subject to U.S. withholding tax or U.S. federal income tax on the gross proceeds received pursuant to the Offer if “sale or exchange” treatment applies. Different tax consequences may result if the foreign investor is engaged in a U.S. trade or business or, in the case of an individual, is present in the United States for 183 days or more during the taxable year and certain other conditions are met. Foreign Shareholders should consult their tax advisers regarding application of these withholding rules.

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Shareholders who sell their Shares pursuant to the Offer may be subject to state, local, or foreign taxes. Shareholder are urged to consult their own tax advisers regarding the U.S. federal, state, local, or foreign tax consequences to them of selling their Shares pursuant to the Offer.

11. Extension of Tender Period; Termination; Amendments.

The Feeder Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m., Eastern Time, on the next Business Day after the previously scheduled Expiration Date and will disclose the approximate number of relevant Shares tendered as of that date. In the event that the Feeder Fund so elects to extend the Offer period, the Feeder Fund will adjust the Valuation Date to correspond with the extension of the Offer period. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Feeder Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to repurchase or pay for any Shares, and (b) amend the Offer in any respect, including but not limited to, amending the number of its Shares subject to the Offer. If a material change is made to the terms of the Offer, the Feeder Fund will promptly make a public announcement of any such change. Without limiting the manner in which the Feeder Fund may choose to make a public announcement of an extension, termination or amendment of the Offer, except as provided by applicable law (including Rule 13e-4(e)(2) under the Exchange Act), the Feeder Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a press release.

12. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of such jurisdiction. The Feeder Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Feeder Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Feeder Fund believes such exclusion is permissible under applicable tender offer rules, provided the Feeder Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

Reference is made to the audited financial statements of the Feeder Fund for the period ended March 31, 2013, and the unaudited financial statements of the Feeder Fund for the period ended September 30, 2013, which were prepared by the Feeder Fund, furnished to Shareholders, and filed with the Securities and Exchange Commission on Form N-CSR on June 7, 2013, and December 4, 2013, respectively. Such financial statements are incorporated herein by reference in their entirety.

The Feeder Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”), which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Feeder Fund at the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC’s internet website, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 Fifth Street, N.E., Washington, D.C. 20549-0102.

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